THE BARRETT FUNDS

                              BARRETT GROWTH FUND

                        INVESTMENT MANAGEMENT AGREEMENT

     AGREEMENT, made effective as of December 18, 1998, by and between THE BARRETT FUNDS, a Delaware business trust (the "Trust"), on behalf of the BARRETT GROWTH FUND (the "Fund"), and BARRETT ASSOCIATES, INC., a New York Corporation (the "Investment Manager").

                              W I T N E S S E T H:

     WHEREAS, the Trust has been organized and operates as an investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act") and engages in the business of investing and reinvesting its assets in securities; and

     WHEREAS, the Investment Manager is a registered investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act") and engages in the business of providing investment management services; and

     WHEREAS, the Trust has selected the Investment Manager to serve as the investment manager for the Fund effective as of the date of this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, and each of the parties hereto intending to be legally bound, it is agreed as follows:

     1. The Trust on behalf of the Fund hereby employs the Investment Manager to manage the investment and reinvestment of the Fund's assets and to provide administration of the Fund not otherwise provided by third party service providers, subject to the direction of the Board of Trustees and officers of the Trust, for the period and on the terms hereinafter set forth. The Investment Manager hereby accepts such employment and agrees during such period to render the services and assume the obligations herein set forth for the compensation herein provided. The Investment Manager shall for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized, have no authority to act for or to represent the Trust or the Fund in any way, or in any way be deemed an agent of the Trust or the Fund. The Investment Manager shall regularly make decisions as to what securities and other investments to purchase and sell on behalf of the Fund and shall effect the purchase and sale of such investments in furtherance of the Fund's objectives and policies. The Investment Manager shall record and implement such decisions and shall furnish the Board of Trustees of the Trust with such information and reports regarding the Fund's investments as the Investment Manager deems appropriate or as the Trustees of the Trust may reasonably request. Subject to compliance with the requirements of the 1940 Act, the Investment Manager may retain as a sub-adviser to the Fund, at the Investment Manager's own expense, any investment adviser registered under the Advisers Act.

     2. (a) The Trust shall conduct its own business and affairs and shall bear the expenses and salaries necessary and incidental thereto including, but not in limitation of the foregoing, the costs incurred in: the maintenance of its corporate existence; the maintenance of its own books, records and procedures; dealing with its own shareholders; the payment of dividends; transfer of stock, including issuance, redemption and repurchase of shares; preparation of share certificates; reports and notices to shareholders; calling and holding of shareholders' meetings; miscellaneous office expenses; brokerage commissions; custodian fees; legal and accounting fees; taxes, and state and federal registration fees. Directors, officers, and employees of the Investment Manager may be trustees/directors, officers and employees of the funds of which the Investment Manager serves as Investment Manager. Directors, officers and employees of the Investment Manager who are trustees, officers and/or employees of the Trust shall not receive any compensation from the Trust for acting in such dual capacity.

          In the conduct of the respective businesses of the parties hereto and in the performance of this Agreement, the Trust and the Investment Manager may share facilities common to each, with appropriate proration of expenses between them.

          (b) To the extent the Investment Manager incurs any costs by assuming expenses which are an obligation of the Fund as set forth herein, the Fund shall promptly reimburse the Investment Manager for such costs and expenses, except to the extent the Investment Manager has otherwise agreed to bear such expenses.
To the extent the services for which the Fund is obligated to pay are performed by the Investment Manager, the Investment Manager shall be entitled to recover from the Fund to the extent of the Investment Manager's actual costs for providing such services.

     3. (a) The Investment Manager shall place and execute Fund orders for the purchase and sale of portfolio securities with broker-dealers. Subject to obtaining the best available execution, the Investment Manager is authorized to place orders for the purchase and sale of portfolio securities for the Fund with such broker-dealers as it may select from time to time. Subject to subparagraph
(b) below, the Investment Manager is also authorized to place transactions with broker-dealers who provide research or statistical information or analyses to the Fund, to the Investment Manager, or to any other client for which the Investment Manager provides investment management services. Subject to obtaining the best available execution, the Investment Manager may also place brokerage transactions with broker-dealers who sell shares of the Fund. Broker-dealers who sell shares of the Fund shall only receive orders for the purchase or sale of portfolio securities to the extent that the placing of such orders is in compliance with the rules of the U.S. Securities and Exchange Commission and the National Association of Securities Dealers, Inc. The Investment Manager also agrees that it will cooperate with the Trust to execute instructions from the Trust that brokerage transactions be allocated to broker-dealers who provide benefits directly to the Fund.

          (b) Notwithstanding the provisions of subparagraph (a) above and subject to such policies and procedures as may be adopted by the Board of Trustees and officers of the Trust, the Investment Manager is authorized to pay a member of an exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction, in such instances where the Investment Manager has determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or the Investment Manager's overall responsibilities with respect to the Fund and to other clients for which the Investment Manager exercises investment discretion.

          (c) The Investment Manager is authorized to direct portfolio transactions to a broker-dealer which is an affiliated person of the Investment Manager or the Fund in accordance with such standards and procedures as may be approved by the Board in accordance with 1940 Act Rule 17e-1, or other rules promulgated by the Securities and Exchange Commission. Any transaction placed with an affiliated broker-dealer must (i) be placed at the best available and execution, and (ii) may not be a principal transaction.

     4. (a) As compensation for the services to be rendered to the Fund by the Investment Manager under the provisions of this Agreement, the Trust on behalf of the Fund shall pay to the Investment Manager from the Fund's assets an annual fee equal to 1.00% of the average daily net assets of the Fund, payable on a monthly basis.

          (b) If this Agreement is terminated prior to the end of any calendar month, the management fee shall be prorated for the portion of any month in which this Agreement is in effect according to the proportion which the number of calendar days, during which the Agreement is in effect, bears to the number of calendar days in the month, and shall be payable within 10 days after the date of termination.

          (c) The Investment Manager may voluntarily reduce any portion of the compensation or reimbursement of expenses due to it pursuant to this Agreement and may agree to make payments to limit expenses which are the responsibility of the Fund under this Agreement. Any such reduction or payment shall be applicable only to such specific reduction or payment and shall not constitute an agreement to reduce any future compensation or reimbursement due to the Investment Manager hereunder or to continue future payments. Any such reduction will be agreed upon prior to accrual of the related expense or fee and will be estimated daily. Any fee withheld shall be voluntarily reduced and any Fund expense paid by the Investment Manager voluntarily or pursuant to an agreed expense limitation shall be reimbursed by the Fund to the Investment Manager in the first, second, or third (or any combination thereof) fiscal year next succeeding the fiscal year of the withholding, reduction, or payment to the extent permitted by applicable law if the aggregate expenses for the next succeeding fiscal year, second fiscal year or third succeeding fiscal year do not exceed any limitation to which the Investment Manager has agreed. Such reimbursement may be paid prior to the Fund's payment of current expenses if so requested by the Investment Manager even if such payment may require the Investment Manager to waive or reduce its fees hereunder or to pay current Fund expenses.

     5. The services to be rendered by the Investment Manager to the Trust on behalf of the Fund under the provisions of this Agreement are not to be deemed to be exclusive, and the Investment Manager shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

     6. The Investment Manager, its directors, officers, employees, and agents may engage in other businesses, may render investment management services to other investment companies, or to any other corporation, association, firm or individual, and may render underwriting services to the Trust on behalf of the Fund or to any other investment company, corporation, association, firm or individual.

     7. In the absence of willful misfeasance, bad faith, gross negligence, or a reckless disregard of the performance of duties of the Investment Manager to the Fund, the Investment Manager shall not be subject to liabilities to the Fund or to any shareholder of the Fund for any action or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security, or otherwise.

     8. In accordance with the Agreement and Declaration of Trust of the Trust, in the event that the Investment Manager ceases to be the Fund's investment manager for any reason, the Trust will (unless the Investment Manager otherwise agrees in writing) take all necessary steps to cause the Fund to change to a name not including the word "Barrett," within a reasonable period of time.

     9. This Agreement shall be executed and become effective as of the date written below if approved by the vote of a majority of the outstanding voting securities of the Fund. It shall continue in effect for a period of two years and may be renewed thereafter only so long as such renewal and continuance is specifically approved at least annually by the Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund and only if the terms and the renewal hereof have been approved by the vote of a majority of the Trustees of the Trust who are not parties hereto or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. Notwithstanding the foregoing, this Agreement may be terminated by the Trust at any time, without the payment of a penalty, on sixty days written notice to the Investment Manager of the Trust's intention to do so, pursuant to action by the Board of Trustees of the Trust or pursuant to a vote of a majority of the outstanding voting securities of the Fund. The Investment Manager may terminate this Agreement at any time, without the payment of penalty on sixty days written notice to the Trust of its intention to do so. Upon termination of this Agreement, the obligations of all the parties hereunder shall cease and terminate as of the date of such termination, except for any obligation to respond to a breach of this Agreement committed prior to such termination, and except for the obligation of the Trust to pay to the Investment Manager the fee provided in Paragraph 4 hereof, prorated to the date of termination. This Agreement shall automatically terminate in the event of its assignment.

     10. This Agreement shall extend to and bind the heirs, executors, administrators and successors of the parties hereto.

     11. For the purposes of this Agreement, the terms "vote of a majority of the outstanding voting securities"; "interested persons"; and "assignment" shall have the meaning defined in the 1940 Act.

     IN WITNESS WHEREOF, the parties hereto have caused their corporate seals to be affixed and duly attested and their presents to be signed by their duly authorized officers as of the 18th day of December, 1998.

     Attest:                        THE BARRETT FUNDS

     /S/ Paula Elliott                  By: /S/ Robert E. Harvey
                                           -------------------------------
                                           Robert E. Harvey, President

     Attest:                        BARRETT ASSOCIATES, INC.

     /s/ Deborah J. Shutt
                                        By: /S/  John D. Barrett, II
                                           -------------------------------
                                            John D. Barrett, II, Chairman